Exhibit 1.1

ASSURANT, INC.

Floating Rate Senior Notes due 2021

4.200% Senior Notes due 2023
4.900% Senior Notes due 2028

7.000% Fixed-to-Floating Rate Subordinated Notes due 2048

UNDERWRITING AGREEMENT

March 22, 2018

March 22, 2018

To the Managers named in Schedule I hereto
for the Underwriters named in Schedule II hereto

Ladies and Gentlemen:

Assurant, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you are acting as managers (the “Managers”), the principal amount of its debt securities identified in Schedule I hereto (the “Securities”), to be issued under the indentures specified in Schedule I hereto (the “Indentures”) between the Company and the trustees identified in such Schedule (the “Trustees”). If the firm or firms listed in Schedule II hereto include only the Managers listed in Schedule I hereto, then the terms “Underwriters” and “Managers” as used herein shall each be deemed to refer to such firm or firms.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, (the file number of which is set forth in Schedule I hereto) on Form S-3, relating to the securities (the “Shelf Securities”), including the Securities, to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated January 22, 2018 in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Issuer Free Writing Prospectus” has the meaning set forth in Rule 433(h) of the Securities Act, “Time of Sale Prospectus” means the documents and pricing information set forth opposite the caption “Time of Sale Prospectus” in Schedule I hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,”

“amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

As described in the Time of Sale Prospectus and the Prospectus, the Company intends to use the net proceeds from the issuance and sale of the Securities, together with the net proceeds from the issuance of the Company’s 6.50% Series D Mandatory Convertible Preferred Stock, available cash on hand and common stock consideration to finance (a) the purchase price of the acquisition of TWG Holdings Limited, a Bermuda limited company (the “Target” and together with its subsidiaries “TWG”), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of January 8, 2018 (as amended, supplemented or modified from time to time, the “TWG Acquisition Agreement”), by and among the Target, TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“TWG Re”), Spartan Merger Sub, Ltd., a Bermuda exempted limited liability company and a direct wholly-owned subsidiary of the Company (“Merger Sub”), and Arbor Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Target, pursuant to or in connection with which (i) the Company will acquire the Target pursuant to a statutory merger, whereby Merger Sub will merge with and into the Target, with the Target surviving such Merger and (ii) the Target and TWG Re will undertake an internal reorganization such that, at the time of the Merger, the outstanding capital stock of the Target will consist exclusively of ordinary shares and TWG Re will be a wholly-owned subsidiary of the Target; (b) the refinancing of the Company’s 2.50% Senior Notes due 2018 and (c) related fees and expenses.

1.                  Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters as of the date hereof, as of the time of each sale of the Securities in connection with the offering when the Prospectus is not yet available to prospective purchasers (the “Initial Sale Time”) and at the Closing Date (as defined in Section 4) (in each case, a “Representation Date”) that:

a)                  Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the Securities Act. The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the best of the Company’s knowledge, are contemplated or threatened by the Commission, and any request on the part of the Commission for additional information has been complied with. In addition, the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”).

At the respective times the Registration Statement and any post-effective amendments thereto (including the filing with the Commission of the Company’s Annual Report on Form 10-K for the period ended December 31, 2017 (the “Annual Report on Form 10-K”)) became effective and at each Representation Date, the Registration Statement and any amendments thereto (i) complied and will comply in all material respects with the requirements of the Securities Act, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the date of the Prospectus and at the Closing Date, neither the Prospectus nor any amendments or supplements thereto included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to (i) that part of the Registration Statement which constitutes the Statement of Eligibility on Form T-1 of the Trustees under the Trust Indenture Act and (ii) statements in or omissions from the Registration Statement or any post-effective amendment or the Prospectus or any amendments or supplements thereto made in reliance upon and in conformity with the written information furnished to the Company by any of the Underwriters through the Managers expressly for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter through the Managers consists of the information described as such in Section 8 hereof.

Each preliminary prospectus, the Time of Sale Prospectus and the Prospectus, at the time each was filed with the Commission, complied in all material respects with the Securities Act, and any preliminary prospectus, the Time of Sale Prospectus and the Prospectus delivered to the Underwriters for use in connection with the offering of the Securities will, at the time of such delivery, be identical to any electronically transmitted copies thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System, except to the extent permitted by Regulation S-T.

b)                  Time of Sale Prospectus. As of the Initial Sale Time and at the Closing Date, the Time of Sale Prospectus did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Time of Sale Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Managers consists of the information described as such in Section 8 hereof.

c)                  Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, at the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the requirements of the Exchange Act.

d)                 Company is a Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the

Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the Securities Act, and (iv) as of the date and time this Agreement is executed (“Execution Time”), the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the Securities Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 of the Securities Act, that automatically became effective not more than three years prior to the Execution Time; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration form.

e)                  Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offering of Securities under this Agreement or until any earlier date that the Company notified or notifies the Managers as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus or the Prospectus. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus or the Prospectus the Company has promptly notified or will promptly notify the Managers and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Managers consists of the information described as such in Section 8 hereof.

f)                   Distribution of Offering Material by the Company. The Company has not distributed and will not distribute during the Prospectus Delivery Period (as defined below), any offering material in connection with the offering and sale of the Securities other than the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any Issuer Free Writing Prospectus reviewed and consented to by the Managers or any electronic road show or other written communications reviewed and consented to by the Managers (each, a “Company Additional Written Communication”), provided that this restriction will not restrict the Company from making any filings with the Commission under the Exchange Act after the Closing Date insofar as they are required to be made under such Act. Each such Company Additional Written Communication, when taken together with the Time of Sale Prospectus, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Company Additional Written

Communication based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Managers consists of the information described as such in Section 8 hereof.

g)                  No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived.

h)                  The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

i)                    Authorization of the Indentures. The Senior Notes Indenture (as defined in Schedule I hereto) has been duly qualified under the Trust Indenture Act and has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. On or before the Closing Date, the Subordinated Notes Indenture (as defined in Schedule I hereto) will be duly qualified under the Trust Indenture Act and will be duly authorized, executed and delivered by the Company and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

j)                    Authorization of the Securities. The Securities to be purchased by the Underwriters from the Company are in the form contemplated by the applicable Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the applicable Indenture and, at the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the applicable Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the applicable Indenture.

k)                  Accuracy of Statements. The statements in each of the Time of Sale Prospectus and the Prospectus under the caption “Description of Debt Securities We May Offer,” “Description of the Senior Notes,” and “Description of the Fixed-to-Floating Rate Subordinated Notes” insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein, fairly present and summarize, in all material respects, the matters referred to therein.

l)                    Registration Rights. Except as otherwise disclosed in the Time of Sale Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

m)                No Material Adverse Change. Except as otherwise disclosed in the Time of Sale Prospectus, subsequent to the respective dates as of which information is given in the Time of Sale Prospectus, there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the financial condition, business, properties, prospects or results of operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”).

n)                  Independent Accountants. PricewaterhouseCoopers LLP, who have expressed their opinion with respect to the consolidated financial statements of the Company as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 incorporated by reference in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, are independent public accountants with respect to the Company as required by the Securities Act and the Exchange Act and are an independent registered public accounting firm with the Public Company Accounting Oversight Board; Ernst & Young LLP, who have expressed their opinion with respect to the TWG’s audited financial statements for the fiscal year ended 2017 included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, are independent public accountants with respect to the TWG as required by the Securities Act and the Exchange Act and are an independent registered public accounting firm with the Public Company Accounting Oversight Board.

o)                  Preparation of the Financial Statements. The historical financial statements together with the related notes thereto incorporated by reference or included in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such historical financial statements of the Company comply as to form in all material respects with the accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The pro forma financial information included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments used in the preparation thereof give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements and such other pro forma financial information included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus. Except as disclosed in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, the pro forma financial statements included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus have been prepared in accordance with the Commission’s rules and guidance with respect to pro forma financial information. Except as disclosed in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, the pro forma financial statements included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus comply in all material respects as to form with the applicable accounting requirements of Rule 11-02 of Regulation S X under the Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. No other financial statements are required to be included in the Registration Statement. The interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

a)                  Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X, the “Significant Subsidiaries”) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Time of Sale Prospectus and the Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement. Each of the Company and each Significant Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a material adverse effect (i) on the financial condition, business, properties or results of operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity or (ii) the ability of the Company to perform its obligations under, and consummate the transactions contemplated by this Agreement, the Indentures and the Securities (each, a “Material Adverse Effect”). All of the issued and outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except for statutory liens, taxes and governmental charges that are not yet delinquent and similar liens or charges that do not secure indebtedness. The Company does not have any subsidiary that, as of the date of filing of the Annual Report on Form 10-K, was required to be, but was not, listed on Exhibit 21 thereto.

b)                  Dividends from Significant Subsidiaries. None of the Company’s Significant Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Significant

Subsidiary’s capital stock or from repaying to the Company any loans or advances to such Significant Subsidiary from the Company, except as disclosed in the Time of Sale Prospectus and the Prospectus.

c)                  Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its Significant Subsidiaries is (i) in violation or in default (or, with the giving of notice or lapse of time or both, would be in default) (“Default”) under its amended and restated certificate of incorporation or by-laws, (ii) in Default under any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”) or (iii) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, as applicable, except, with respect to clauses (ii) and (iii) only, for such Defaults or violations as would not, individually or in the aggregate have a Material Adverse Effect. The Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, by the Time of Sale Prospectus and by the Prospectus (i) have been duly authorized by all necessary corporate action and will not result in any Default under the amended and restated certificate of incorporation or by-laws of the Company or any subsidiary, (ii) will not constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, and (iii) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, with respect to clauses (ii) and (iii) only, for any such breaches, Defaults, Debt Repayment Triggering Events or violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company’s execution, delivery and performance of the TWG Acquisition Agreement has been duly authorized by all necessary corporate action and will not result in any Default under the amended and restated certificate of incorporation or by-laws of the Company or any subsidiary. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the Company’s execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, by the Time of Sale Prospectus or by the Prospectus, except such as have been obtained or made by the Company and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and from the Financial Industry Regulatory Authority (the “FINRA”). As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time or both would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) issued by the Company, the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

d)                 No Material Actions or Proceedings. Except as disclosed in the Prospectus and the Time of Sale Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against the Company or any of its subsidiaries or (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries, where any such action, suit or proceeding, if determined adversely, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

e)                  Labor Matters. No material dispute with the employees of the Company or any of its Significant Subsidiaries exists, except as disclosed in the Prospectus and the Time of Sale Prospectus.

f)                   Intellectual Property Rights. Except as set forth in the Time of Sale Prospectus and the Prospectus, to the best of the Company’s knowledge, the Company or its subsidiaries own or possess a valid right to use all patents, trademarks, service marks, trade names, copyrights, patentable inventions, trade secret, know-how and other intellectual property (collectively, the “Intellectual Property”) used by the Company or its subsidiaries in, and material to, the conduct of the Company’s or its subsidiaries’ business as disclosed in the Time of Sale Prospectus and the Prospectus. Except as set forth in the Time of Sale Prospectus and the Prospectus, to the best of the Company’s knowledge, there is no material infringement by third parties of any of the Company’s Intellectual Property.

g)                  All Necessary Permits, etc. The Company and each Significant Subsidiary possess such valid and current certificates, authorizations, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where the failure to have or obtain such certificate, authorization, permit, license, approval, consent or other authorization would not individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any Significant Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, permit, license, approval, consent or other authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

h)                  Title to Properties. Except as otherwise disclosed in the Time of Sale Prospectus and the Prospectus, the Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in Section 1(p) above (or elsewhere in the Time of Sale Prospectus and the Prospectus) that are material to the business of the Company and its subsidiaries, taken as a whole, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as do not materially and adversely affect the business of the Company and its subsidiaries. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary that are material to the business of the Company and its subsidiaries, taken as a whole, are held under valid and enforceable leases, with such exceptions as are not material to the business of the Company and its subsidiaries.

i)                    Tax Law Compliance. The Company and its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed in a timely manner and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any taxes, assessments, fines or penalties as may be being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and except where a failure to make such filings or payments would not, individually or in the aggregate, have a Material Adverse Effect.

j)                    Company Not an Investment Company. The Company is not, and after receipt of payment for the Securities and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Time of Sale Prospectus and the Prospectus will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

k)                  Insurance. The Company and its Significant Subsidiaries are insured with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses. Except as would not, individually or in the aggregate have a Material Adverse Effect, all policies of insurance insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect.

l)                    Reinsurance Treaties, etc. Except as otherwise disclosed in the Time of Sale Prospectus, (i) all reinsurance treaties, contracts, agreements and arrangements to which the Company or any of its subsidiaries is a party and as to which any of them reported recoverable premiums due or other amounts in its most recent statutory financial statements are in full force and effect, except where the failure of such treaties, contracts, agreements and arrangements to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect, and (ii) neither the Company nor any of its subsidiaries has received any notice from any other party to any reinsurance treaty, contract, agreement or arrangement that such other party intends not to perform such treaty, contract, agreement or arrangement in any material respect, and the Company has no knowledge that any of the other parties to such treaties, contracts, agreements or arrangements will be unable to perform its obligations under such treaty, contract, agreement or arrangement in any material respect, except where (A) the Company or any such subsidiary has established reserves in its financial statements that it deems adequate for potential uncollectible reinsurance or (B) such nonperformance would not have a Material Adverse Effect.

m)                No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that would be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

n)                  No Unlawful Contributions or Other Payments. Neither the Company, nor any of its subsidiaries, nor any director or officer, nor to the knowledge of the Company, employee, agent or affiliate of, nor any other person acting on behalf of, the Company or any of its subsidiaries has in his or her capacities as such (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws. The Company and its subsidiaries have instituted, and maintain and enforce, policies and procedures reasonably designed to provide for compliance with applicable anti-bribery and anti-corruption laws.

o)                  No Conflict with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with the applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable anti-money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best of the Company’s knowledge, threatened.

p)                  No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, nor, to the best of the knowledge of the Company, any agent or affiliate is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, OFAC’s list of “specially designated nationals and blocked person”) (“SDN List”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country, region or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any person that, at the time of such funding, is the subject or target of Sanctions, (ii) to fund any activities of or business in any country that, at the time of such funding, is the subject or target of Sanctions or (iii) in any other manner that will result in a violation of Sanctions by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise). For the past 5 years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

q)                  Compliance with Environmental Laws. Except as otherwise disclosed in the Time of Sale Prospectus and the Prospectus, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

r)                   ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code, of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan,” (ii) Sections 412, 4971 or 4975 of the Internal Revenue Code, or (iii) Section 4980B of the Internal Revenue Code with respect to the excise tax imposed thereunder. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred, whether by action or failure to act, which is reasonably likely to cause disqualification of any such “employee benefit plan” under Section 401(a) of the Internal Revenue Code.

s)                   Internal Controls and Procedures. The Company maintains a system of internal accounting controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in XBRL included or incorporated by reference in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in the Time of Sale Prospectus and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness or significant deficiencies in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

t)                   Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; and such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

Any certificate signed by an officer of the Company and delivered to the Managers or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company to each Underwriter as to the matters set forth therein.

2.                  Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amounts of Securities set forth in Schedule II hereto opposite its name at the purchase price set forth in Schedule I hereto.

3.                  Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Company is further advised by you that the Securities are to be offered to the public upon the terms set forth in the Prospectus.

4.                  Payment and Delivery. Payment for the Securities shall be made to the Company in Federal or other funds immediately available in New York City on the closing date and time set forth in Schedule I hereto, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for the Securities shall be made against delivery to you on the Closing Date for the respective accounts of the several Underwriters of the Securities registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date, with any transfer taxes payable in connection with the transfer of the Securities to the Underwriters duly paid.

5.                  Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:

(a)                Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)              there shall not have occurred (X) any downgrading nor shall any notice have been given of any intended or potential downgrading (A) below Baa3 or BBB (or equivalent rating) with respect to the Company’s senior indebtedness or (B) below Ba1 or BB+ (or equivalent rating) with respect to the Company’s subordinated indebtedness, or of any review for a possible change that does not indicate the direction of the possible change, or (Y) any downgrading nor shall any notice have been given of any intended or potential downgrading below (A) Baa3 or BBB (or equivalent rating) long term rating or (B) below A-2 or P-3 (or equivalent rating) short-term rating, in each case, accorded the Company, or of any review for a possible change that does not indicate the direction of the possible change, in the case of (X) and (Y), by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)              there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b)               The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)                The Underwriters shall have received on the Closing Date an opinion of Davis Polk & Wardwell LLP, outside counsel for the Company, dated the Closing Date, in a form satisfactory to the Underwriters and to the effect set forth in Exhibit A; the Underwriters shall have received on the Closing Date an opinion of in-house counsel for the Company, dated the Closing Date, in a form satisfactory to the Underwriters and to the effect set forth in Exhibit B.

(d)               The Underwriters shall have received on the Closing Date an opinion of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, dated the Closing Date, in a form satisfactory to the Underwriters.

The opinion of counsel for the Company described in Section 5(c) above shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(e)                The Underwriters shall have received, on each of the date hereof and the Closing Date, letters dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from PricewaterhouseCoopers LLP (with respect to the historical and pro forma financial information of the Company in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus) and Ernst & Young LLP (with respect to the historical financial information of TWG in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus), each independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

6.                  Covenants of the Company. The Company covenants with each Underwriter as follows:

(a)                To furnish to you, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to deliver to each of the Underwriters during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b)               Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object.

(c)                To furnish to you a copy of each proposed Issuer Free Writing Prospectus and not to use or refer to any proposed Issuer Free Writing Prospectus to which you reasonably object.

(d)               Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e)                If the Time of Sale Prospectus is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f)                If, during such period after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Securities may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g)               To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(h)               To make generally available to the Company’s security holders and to you as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i)                 Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel, PricewaterhouseCoopers LLP and Ernst & Young LLP in connection with the registration and delivery of the Securities under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any Issuer Free Writing Prospectus and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Securities (within the time required by Rule 456 (b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) any fees charged by the rating agencies for the rating of the Securities, (v) the cost of the preparation, issuance and delivery of the Securities, (vi) the costs and charges of any trustee, transfer agent, registrar or depositary, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (viii) the document production charges and expenses associated with printing this Agreement and (ix) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution” and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the

Securities by them and any advertising expenses connected with any offers they may make.

(j)                 If the third anniversary of the initial effective date of the Registration Statement occurs before all the Securities have been sold by the Underwriters, prior to the third anniversary to file a new shelf registration statement and to take any other action necessary to permit the public offering of the Securities to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission;

(k)               During the period beginning on the date hereof and continuing to and including the Closing Date, not to offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase or otherwise acquire debt securities of the Company substantially similar to the Securities (other than (i) the Securities, (ii) commercial paper issued in the ordinary course of business or (iii) securities or warrants permitted with the prior written consent of the Manager identified in Schedule I with the authorization to release this lock-up on behalf of the Underwriters).

(l)                 To prepare final term sheets relating to the offering of the Securities, containing only information that describes the final terms of the Securities or the offering in the form attached as Schedule III hereto, with respect to the 2021 Senior Notes, 2023 Senior Notes and 2028 Senior Notes (each as defined in Schedule I hereto), and Schedule IV hereto, with respect to the Subordinated Notes (as defined in Schedule I hereto), and to file such final term sheets within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Securities.

7.                  Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

8.                  Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any Issuer Free Writing Prospectus, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein.

(b)               Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any Issuer Free Writing Prospectus, road show, or the Prospectus or any amendment or supplement thereto. The Company acknowledges that the statements set forth in the sixth and twelfth paragraphs under the heading “Underwriting” regarding concessions and stabilizing transactions in the Time of Sale Prospectus constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in the Time of Sale Prospectus, any Issuer Free Writing Prospectus, road show, or the Prospectus or any amendment or supplement thereto.

(c)                In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)               To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters bear to the aggregate initial public offering price of the Securities as set forth in the Prospectus. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amounts of Securities they have purchased hereunder, and not joint.

(e)                The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)                The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9.                  Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the NYSE American LLC, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

If the Underwriters terminate their obligations hereunder pursuant to this Section 9, the Company’s only obligation to the Underwriters hereunder shall be limited to the Company’s obligations under Section 8, the representations and warranties of the Company under Section 1 and payment of expenses referred to in Section 6(i) hereof.

10.              Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other

Underwriters shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule II bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Securities and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

If any Underwriter defaults pursuant to this Section 10, the Company shall not be obligated to reimburse such defaulting Underwriter for its out-of-pocket expenses.

11.              Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Securities.

(b)               The Company acknowledges that in connection with the offering of the Securities: (i) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12.              Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.              Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.              Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15.              Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you at the address set forth in Schedule I hereto; and if to the Company shall be delivered, mailed or sent to the address set forth in Schedule I hereto.

[Signature page follows]

Very truly yours, ASSURANT, INC.

By:	/s/ Richard Dziadzio
	Name:	Richard Dziadzio
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Assurant – Signature Page to Underwriting Agreement]

Accepted as of the date hereof

Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule II hereto.

By:	Morgan Stanley & Co. LLC

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

By:	J.P. Morgan Securities LLC

By:	/s/ Robert Bottamedi
Name: Robert Bottamedi
Title: Vice President

By:	Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

[Assurant – Signature Page to Underwriting Agreement]

SCHEDULE I

Managers:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Title of Securities to be purchased:

Floating Rate Senior Notes due 2021 (the “2021 Senior Notes”), 4.200% Senior Notes due 2023 (the “2023 Senior Notes”) and 4.900% Senior Notes due 2028 (the “2028 Senior Notes” and together with the 2021 Senior Notes and the 2023 Senior Notes, the “Senior Notes”)

7.000% Fixed-to-Floating Rate Subordinated Notes due 2048 (the “Subordinated Notes” and together with the Senior Notes, the “Securities”))

Senior Notes Indenture:	Indenture, dated as of March 28, 2013 between the Company and the Senior Trustee, relating to the Senior Notes

Senior Trustee:	U.S. Bank National Association

Subordinated Notes Indenture:	Indenture, to be dated as of March 27, 2018 between the Company and the Subordinated Trustee, relating to the Subordinated Notes

Subordinated Trustee:	U.S. Bank National Association

Indentures	Senior Notes Indenture and Subordinated Notes Indenture

Trustees	Senior Trustee and Subordinated Trustee

Registration Statement File No.:	333-222648

Time of Sale Prospectus:	1. Prospectus dated January 22, 2018 relating to the Securities 2. The preliminary prospectus supplement dated March 14, 2018 relating to the Securities

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3.           Free Writing Prospectus, dated March 22, 2018, filed by the Company under Rule 433(d) under the Securities Act related to the Senior Notes

4.           Pricing Term Sheet, dated March 22, 2018, filed by the Company under Rule 433(d) under the Securities Act related to the Senior Notes

5.           Pricing Term Sheet, dated March 22, 2018, filed by the Company under Rule 433(d) under the Securities Act related to the Subordinated Notes

Underwriting discount:	0.400% for the 2021 Senior Notes 0.600% for the 2023 Senior Notes 0.650% for the 2028 Senior Notes 1.250% for the Subordinated Notes
Closing Date and Time:	March 27, 2018 10:00 a.m.

Closing Location:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

Address for Notices to Underwriters:

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

J. P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Investment Grade Syndicate Desk

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, NC 28202

Attention: Transaction Management

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With a copy to: Simpson Thacher & Bartlett LLP Attn: Joseph Kaufman 425 Lexington Avenue New York, New York 10017
Address for Notices to the Company:

Assurant, Inc.

Attn: Carey S. Roberts

28 Liberty Street

41st Floor

New York, New York 10005

With a copy to:

Davis Polk & Wardwell LLP

Attn: Richard D. Truesdell, Jr.
450 Lexington Avenue
New York, New York 10017

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SCHEDULE II

Underwriter	Principal Amount of 2021 Senior Notes	Principal Amount of 2023 Senior Notes	Principal Amount of 2028 Senior Notes	Principal Amount of Subordinated Notes
Morgan Stanley & Co. LLC	$67,500,000.00	$67,500,000.00	$67,500,000.00	$90,000,000.00
J.P. Morgan Securities LLC	67,500,000.00	67,500,000.00	67,500,000.00	90,000,000.00
Wells Fargo Securities, LLC	67,500,000.00	67,500,000.00	67,500,000.00	90,000,000.00
U.S. Bancorp Investments, Inc.	22,500,000.00	22,500,000.00	22,500,000.00	30,000,000.00
KeyBanc Capital Markets Inc.	15,000,000.00	15,000,000.00	15,000,000.00	20,000,000.00
BMO Capital Markets Corp.	15,000,000.00	15,000,000.00	15,000,000.00	20,000,000.00
Scotia Capital (USA) Inc.	12,000,000.00	12,000,000.00	12,000,000.00	16,000,000.00
Lloyds Securities Inc.	9,900,000.00	9,900,000.00	9,900,000.00	13,200,000.00
Goldman Sachs & Co. LLC	9,300,000.00	9,300,000.00	9,300,000.00	12,400,000.00
Barclays Capital Inc.	9,300,000.00	9,300,000.00	9,300,000.00	12,400,000.00
HSBC Securities (USA) Inc.	4,500,000.00	4,500,000.00	4,500,000.00	6,000,000.00
Total:	$300,000,000.00	$300,000,000.00	$300,000,000.00	$400,000,000.00

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SCHEDULE III

Assurant, Inc.

$300,000,000 FLOATING RATE SENIOR NOTES DUE 2021

$300,000,000 4.200% SENIOR NOTES DUE 2023

$300,000,000 4.900% SENIOR NOTES DUE 2028

Issuer:	Assurant, Inc.

Expected Ratings/Outlook*:	Baa3 (Moody’s) / BBB (S&P)

Securities:

Floating Rate Senior Notes due 2021 (the “2021 Senior Notes”)

4.200% Senior Notes due 2023 (the “2023 Senior Notes”)

4.900% Senior Notes due 2028 (the “2028 Senior Notes” and together with the 2021 Senior Notes and the 2023 Senior Notes, the “Senior Notes”)

Format:	SEC Registered

Trade Date:	March 22, 2018

Settlement Date:	March 27, 2018 (T+3)

Maturity Date:	2021 Senior Notes: March 26, 2021 2023 Senior Notes: September 27, 2023 2028 Senior Notes: March 27, 2028
Aggregate Principal Amount:	2021 Senior Notes: $300,000,000 2023 Senior Notes: $300,000,000 2028 Senior Notes: $300,000,000
Price to Public:	2021 Senior Notes: 100.000% 2023 Senior Notes: 99.767% 2028 Senior Notes: 99.617%
Underwriting Discount:	2021 Senior Notes: 0.400% 2023 Senior Notes: 0.600% 2028 Senior Notes: 0.650%
Net Proceeds to Issuer:	$893,202,000

Spread to Treasury Benchmark:	2023 Senior Notes: 162.5 basis points 2028 Senior Notes: 212.5 basis points
Treasury Benchmark:	2023 Senior Notes: 2.625% due February 28, 2023 2028 Senior Notes: 2.750% due February 15, 2028

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Treasury Yield:	2023 Senior Notes: 2.623% 2028 Senior Notes: 2.824%
2021 Notes Interest Rate:	Three-month LIBOR plus 1.250%, accruing from and including March 27, 2018

Coupon:	2023 Senior Notes: 4.200% 2028 Senior Notes: 4.900%
Yield to Maturity:	2023 Senior Notes: 4.248% 2028 Senior Notes: 4.949%
Interest Payment Dates:

2021 Notes: quarterly in arrears on each March 26, June 26, September 26 and December 26, commencing on June 26, 2018

2023 Notes and 2028 Notes: Semi-annually on each March 27 and September 27 of each year, commencing on September 27, 2018

Optional Redemption:

2021 Senior Notes: At any time on or after March 26, 2019 (two years before the maturity date) at 100% of the principal amount of 2021 Senior Notes being redeemed

2023 Senior Notes: At any time before August 27, 2023 (one month before the maturity date) at the greater of: (i) 100% of the principal amount of the 2023 Senior Notes being redeemed, plus accrued and unpaid interest; and (ii) the sum of the present values of the principal amount of such 2023 Senior Notes and the scheduled payments of interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to August 27, 2023 (one month before the maturity date), in each case discounted to the date of redemption on a semi-annual basis at the rate of Treasury plus 25 basis points. At any time on or after August 27, 2023 (one month before the maturity date) at 100% of the principal amount of 2023 Senior Notes being redeemed.

2028 Senior Notes: At any time before December 27, 2027 (three months before the maturity date) at the greater of: (i) 100% of the principal amount of the 2028 Senior Notes being redeemed, plus accrued and unpaid interest; and (ii) the sum of the present values of the principal amount of such 2028 Senior Notes and the scheduled payments of interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to

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December 27, 2027 (three months before the maturity date), in each case discounted to the date of redemption on a semi-annual basis at the rate of Treasury plus 35 basis points. At any time on or after December 27, 2027 (three months before the maturity date) at 100% of the principal amount of 2028 Senior Notes being redeemed.

Special Mandatory Redemption

2021 Senior Notes and 2023 Senior Notes: At 101%, if the Issuer does not complete the TWG Holdings Limited (“TWG”) acquisition on or before December 17, 2018, or if the TWG merger agreement is terminated or the Issuer determines in their reasonable judgment that the TWG acquisition will not occur the prior to such date.

2028 Senior Notes: Are not subject to a special mandatory redemption and will remain outstanding even if the Issuer does not consummate the TWG acquisition.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	2021 Notes: Actual/360 2023 Notes and 2028 Notes: 30/360
Payment Business Days:	New York

CUSIP Number:	2021 Senior Notes: 04621X AL2 2023 Senior Notes: 04621X AH1 2028 Senior Notes: 04621X AJ7
ISIN Number:	2021 Senior Notes: US04621XAL29 2023 Senior Notes: US04621XAH17 2028 Senior Notes: US04621XAJ72
Book-Running Managers:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.
Co-Managers:	KeyBanc Capital Markets Inc. BMO Capital Markets Corp. Scotia Capital (USA) Inc. Goldman Sachs & Co. LLC Barclays Capital Inc. Lloyds Securities Inc. HSBC Securities (USA) Inc.

Changes to the Preliminary Prospectus Supplement:

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In addition to the information set forth above, the Preliminary Prospectus Supplement will be updated to reflect the following changes (and other information is deemed to have changed to the extent affected thereby):

•	Description of the Senior Notes: Interest Rate Adjustment

o	In order to establish interest rate adjustments for the Senior Notes, the following will be added to “Description of Senior Notes”:

Interest Rate Adjustment

The interest rate payable on any series of the Senior Notes will be subject to adjustment from time to time, in the manner set forth below, if any of Moody’s Investor Service, Inc. (“Moody’s”) or S&P Global Inc. (“S&P”) (or, in either case, a substitute Rating Agency therefor) downgrades or subsequently upgrades the credit rating assigned to such series of Senior Notes. If the rating on such series of Senior Notes from either of Moody’s or S&P is a rating set forth in the table below (or, in either case, the equivalent thereof, in the case of a substitute Rating Agency), the interest rate payable on such series of Senior Notes shall increase from the stated interest rate payable on such series of Senior Notes on the date of their initial issuance by the sum of the number of basis points set forth next to each such rating.

Rating Agencies
Rating Levels	Moody’s*	S&P*
1	Ba1	BB+	25 basis points
2	Ba2	BB	50 basis points
3	Ba3	BB-	75 basis points
4	B1 or below	B+ or below	100 basis points

* Including the equivalent ratings of any substitute Rating Agency.

For so long as only one Rating Agency provides a rating on a series of the Senior Notes, any subsequent increase or decrease in the interest rate on such series of Senior Notes necessitated by a reduction or increase in the rating by the Rating Agency providing the rating shall be twice the applicable number of basis points set forth in the applicable table above. For so long as no Rating Agency provides a rating on a series of the Senior Notes, the interest rate on such series of Senior Notes will increase to, or remain at, as the case may be, 2.000% above the stated interest rate payable on such series of Senior Notes on the date of their initial issuance.

If any Rating Agency changes its rating or initiates a rating with respect to any series of the Senior Notes, the per annum interest rate on such series of Senior Notes will be increased or decreased in accordance with the foregoing requirements.

Any interest rate increase or decrease described above will take effect from the first day of the first interest payment period following interest payment period during which a

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rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment period following the interest payment period during which a rating change occurs. If any Rating Agency changes its rating on any series of the Senior Notes more than once during any particular interest period, the last such change to occur will control for purposes of the rating provided by such Rating Agency for the applicable interest period.

The interest rate on any series of the Senior Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if such series of Senior Notes becomes rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, a substitute Rating Agency therefor), respectively, with a stable or positive outlook (or one of these ratings if such series of Senior Notes are only rated by one Rating Agency).

In no event shall: (1) the per annum interest rate on any series of Senior Notes be reduced below the stated interest rate payable on such series Senior Notes on the date of their initial issuance, and (2) the total increase in the per annum interest rate on any series of Senior Notes exceed 200 basis points above the stated interest rate payable on such series Senior Notes on the date of their initial issuance. Nothing herein shall be construed as a requirement that the Company obtain a rating on the Senior Notes from any Rating Agency or otherwise.

For the purposes of this section,

“Rating Agency” means each of Moody’s and S&P, or if Moody’s or S&P shall not make a rating on the Senior Notes, as applicable, publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) that shall be substituted for Moody’s or S&P, as the case may be.

•	Description of the Senior Notes: Interest

o	In order to establish the interest payments for the new series of 2021 Senior Notes, the following will be added to “Description of the Senior Notes—Interest”:

2021 Senior Notes

The 2021 Senior Notes will initially be limited to $300,000,000 aggregate principal amount. The 2021 Senior Notes will bear interest at an annual rate equal to three-month LIBOR (as defined below) plus 1.250%, and we will pay accrued interest quarterly in arrears on March 26, June 26, September 26 and December 26 (or if any of these days is not a business day, on the next business day, except that, if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day), beginning on June 26, 2018. We refer to these dates as “floating-rate

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interest payment dates,” and we refer to the period from, and including March 27, 2018, to, but excluding, the first floating-rate interest payment date and each successive period from, and including, a floating-rate interest payment date to, but excluding, the next floating-rate interest payment date as a “floating-rate interest period.” We will pay such accrued interest to the persons or entities in whose names the 2021 Senior Notes are registered at the close of business on March 11, June 11, September 11, and December 11 (whether or not a business day), as the case may be, immediately preceding the relevant floating-rate interest payment date. The amount of interest payable for any floating-rate interest period will be computed on the basis of a 360-day year and the actual number of days elapsed.

For the purposes of calculating interest due on the 2021 Senior Notes during any floating rate interest period:

• “three-month LIBOR” means, with respect to any floating-rate interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that floating-rate interest period that appears on Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the LIBOR determination date (as defined below) for that floating-rate interest period; provided that:

(i) If such rate does not appear on Reuters Page LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that floating-rate interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (as defined below) after consultation with us, at approximately 11:00 a.m., London time, on the LIBOR determination date for that floating-rate interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that floating-rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations.

(ii) If fewer than two quotations are provided as described in clause (i) above, three-month LIBOR with respect to that floating-rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent after consultation with us, at approximately 11:00 a.m., New York City time, on the first day of that floating-rate interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that floating-rate interest period and in a principal amount of not less than $1,000,000.

(iii) If fewer than three banks selected by the calculation agent to provide quotations provide quotes as described in clause (ii) above, three-month LIBOR for that floating-rate interest period will be determined by the calculation agent in its sole discretion, after consulting such sources as it deems comparable to any of the foregoing quotations or

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display page, or any such sources as it deems reasonable from which to estimate three-month LIBOR or any of the foregoing lending rates.

Notwithstanding the foregoing clauses (i), (ii) and (iii):

• if the calculation agent determines on the relevant LIBOR determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate; and

• if the calculation agent has determined a substitute or successor base rate in accordance with foregoing, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the LIBOR determination date and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new floating-rate interest period. Upon request of a holder of the 2021 Senior Notes , the calculation agent will provide to such holder the interest rate in effect for the relevant floating-rate interest period on the date of such request and, if determined, the interest rate for the next floating-rate interest period. All calculations made by the calculation agent for the purposes of calculating interest on the 2021 Senior Notes during any floating-rate interest period shall be conclusive and binding on the holders, the trustee and us, absent manifest errors.

• “calculation agent” means a firm appointed by us as calculation agent for the 2021 Senior Notes prior to the commencement of the first floating-rate interest period. We will keep a record of such appointment at our principal offices, which will be available to any holder upon request;

• “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits);

• “LIBOR determination date” means the second scheduled London banking day (as defined below) immediately preceding the first day of the relevant floating-rate interest period; and

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• “London banking day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and in deposits in U.S. dollars) in London.

The 2021 Senior Notes will mature on  March 26, 2021. If the maturity date for the Senior Notes falls on a day that is not a business day, the principal and interest shall be due on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

•	Description of the Senior Notes: Par Call

o	In order to establish the par call for the new series of 2021 Senior Notes, the following will replace the second paragraph under the subheading “Description of the Senior Notes—Optional Redemption”:

In addition, at any time on or after March 26, 2019 (two years prior to maturity of the 2021 Senior Notes, the “2021 Senior Notes Par Call Date”), the 2023 Senior Notes Par Call Date and the 2028 Senior Notes Par Call Date, the 2021 Senior Notes, the 2023 Senior Notes and the 2028 Senior Notes, respectively, will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes of such series to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

•	Description of the Senior Notes: Special Mandatory Redemption

o	In order to establish the special mandatory redemption for the new series of 2021 Senior Notes and to align the notice period with the Fixed to Floating Rate Subordinated Notes, the following will replace the second, third and fourth paragraphs under the subheading “Description of the Senior Notes—Special Mandatory Redemption”:

Within five business days following the earlier of (a) the date on which an Acquisition Termination Event occurs and (b) December 17, 2018, if the TWG Acquisition has not closed on or prior to such date, we will be required to send a notice of mandatory redemption to the holders of the 2021 Senior Notes and the 2023 Senior Notes fixing the date of such mandatory redemption (such date to be 15 days from the sending of the notice of mandatory redemption). On such mandatory redemption date, we will be required to redeem the 2021 Notes and the 2023 Senior Notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes to the date of redemption.

“Acquisition Termination Event” means either (1) the termination of the TWG Agreement or (2) we determine in our reasonable judgment that the TWG Acquisition will not occur.

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The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the 2021 Senior Notes and the 2023 Senior Notes. Our ability to pay the redemption price to holders of the 2021 Senior Notes and the 2023 Senior Notes following a special mandatory redemption may be limited by our then existing financial resources, and sufficient funds may not be available when necessary to make any required purchase of the 2021 Senior Notes and the 2023 Senior Notes.

•	Certain U.S. Federal Income Tax Considerations: Potential contingent payment debt treatment

o	In order to update the tax disclosure for the Senior Notes, the following will replace the paragraph under the subheading “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS—TAXATION OF THE SENIOR NOTES—Potential contingent payment debt treatment”:

Our obligation to pay additional amounts on the Senior Notes in excess of the accrued interest and principal upon a special mandatory redemption or upon a change in our credit rating may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the issue date, such contingencies (in the aggregate) are considered remote or incidental or if it is significantly more likely than not that none of such contingencies will occur and certain other conditions are met. Because of these and other considerations, we intend to take the position that the Senior Notes should not be treated as contingent payment debt instruments and this discussion generally assumes that the regulations relating to “contingent payment debt instruments” are not applicable. However, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a Senior Note to be treated as ordinary income rather than capital gain. Our position regarding the applicability of the regulations relating to “contingent payment debt instruments” is binding on a holder unless the holder discloses in a proper manner to the IRS that it is taking a different position. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the Senior Notes.

_______________________

*Note: Expected ratings are as of the close of the contemplated TWG Acquisition and may differ from the ratings as of the Settlement Date. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

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The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Managers will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, or by calling at (212) 834-4533; and Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, or by emailing wfscustomerservice@wellsfargo.com or by calling at (800) 645-3751.

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SCHEDULE IV

Assurant, Inc.

$400,000,000 7.000% SUBORDINATED NOTES DUE 2048

Issuer:	Assurant, Inc.

Expected Ratings/Outlook*:	Ba1 (Moody’s) / BB+ (S&P)

Securities:	7.000% Fixed-to-Floating Rate Subordinated Notes due 2048 (the “Subordinated Notes”)

Format:	SEC Registered

Trade Date:	March 22, 2018

Settlement Date:	March 27, 2018 (T+3)

Maturity Date:	March 27, 2048

Aggregate Principal Amount:	$400,000,000

Price to Public:	100.000%

Underwriting Discount:	1.250%

Net Proceeds to Issuer:	$395,000,000

Interest Rate and Interest Payment Dates during Fixed-Rate Period:	7.000%, accruing from and including March 27, 2018 to but excluding March 27, 2028, payable semi-annually in arrears on each March 27 and September 27, beginning on September 27, 2018 and ending March 27, 2028.

Interest Rate and Interest Payment Dates during Floating-Rate Period:	Three-month LIBOR plus 4.135%, accruing from and including March 27, 2028, payable quarterly in arrears on each March 27, June 27, September 27 and December 27, beginning on June 27, 2028.

Optional Redemption:	Redeemable in whole at any time or in part from time to time on or after March 27, 2028 at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest to but excluding the redemption date.

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Redemption after the Occurrence of a Tax Event, Rating Agency Event or Regulatory Capital Event:	Redeemable in whole, but not in part, at any time prior to March 27, 2028, within 90 days after the occurrence of a “tax event,” a “rating agency event” or a “regulatory capital event” (as defined in the Preliminary Prospectus Supplement) at a redemption price equal to (i) in the case of a tax event or a regulatory capital event, their principal amount plus accrued and unpaid interest to but excluding the date of redemption or (ii) in the case of a rating agency event, 102% of their principal amount plus accrued and unpaid interest to but excluding the date of redemption.

Special Mandatory Redemption:	At 101%, if the Issuer does not complete the TWG Holdings Limited (“TWG”) acquisition on or before December 17, 2018, or if the TWG merger agreement is terminated or the Issuer determines in their reasonable judgment that the TWG acquisition will not occur the prior to such date.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360 during the Fixed-Rate Period and Actual/360 during the Floating-Rate Period

Payment Business Days:	New York

CUSIP Number:	04621X AK4

ISIN Number:	US04621XAK46

Book-Running Managers:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.
Co-Managers:	KeyBanc Capital Markets Inc. BMO Capital Markets Corp. Scotia Capital (USA) Inc. Goldman Sachs & Co. LLC Barclays Capital Inc. Lloyds Securities Inc. HSBC Securities (USA) Inc.

*Note: Expected rating is as of the close of the contemplated TWG Acquisition and may differ from the rating as of the Settlement Date. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and

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this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Managers will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, or by calling at (212) 834-4533; and Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, or by emailing wfscustomerservice@wellsfargo.com or by calling at (800) 645-3751.

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EXHIBIT A

Form of Davis Polk & Wardwell LLP Opinion

1.   The Company is validly existing as a corporation in good standing under the laws of the State of Delaware, and the Company has corporate power and authority to issue the Securities, to enter into the Underwriting Agreement and to perform its obligations thereunder.

2.   Each Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (y) the enforceability of any waiver of rights under any usury or stay law or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

3.   The Senior Notes have been duly authorized and when executed and authenticated in accordance with the provisions of the Senior Notes Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Senior Notes Indenture pursuant to which such Senior Notes are to be issued, provided that we express no opinion as to the (y) enforceability of any waiver of rights under any usury or stay law, or (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Senior Notes to the extent determined to constitute unearned interest.

4.   The Subordinated Notes have been duly authorized and when executed and authenticated in accordance with the provisions of the Subordinated Notes Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Subordinated Notes Indenture pursuant to which such Subordinated Notes are to be issued, provided that we express no opinion as to the (y) enforceability of any waiver of rights under any usury or stay law, or (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Subordinated Notes to the extent determined to constitute unearned interest.

 Ex-A-1

5.   The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

6.   The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

7.   The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Indentures, the Securities and the Underwriting Agreement (collectively, the “Documents”) will not contravene (i) any provision of the statutory laws of the State of New York or any federal law of the United States of America that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Documents, or the General Corporation Law of the State of Delaware, provided that we express no opinion as to federal or state securities laws, (ii) the certificate of incorporation or by-laws of the Company, or (iii) any agreement that is specified in Annex A hereto; provided that we express no opinion in clause (iii) as to compliance with any financial or accounting test, or any limitation or restriction expressed as a dollar (or other currency) amount, ratio or percentage in any of the agreements specified in Annex A.

8.   No consent, approval, authorization, or order of, or qualification with, any governmental body or agency under the laws of the State of New York or any federal law of the United States of America that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Documents, or the General Corporation Law of the State of Delaware, is required for the execution, delivery and performance by the Company of its obligations under the Documents, except such as may be required under federal or state securities or Blue Sky laws as to which we express no opinion.

1.   the Registration Statement and the Prospectus appear on their face to be appropriately responsive in all material respects to the requirements of the Act and the applicable rules and regulations of the Commission thereunder; and

2.   nothing has come to our attention that causes us to believe that, insofar as relevant to the offering of the Securities:

(a)	on the date of the Underwriting Agreement, the Registration Statement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading,

(b)	at [•] P.M. New York City time on March 22, 2018, the Disclosure Package contained any untrue statement of a material fact or omitted to state a

 Ex-A-2

material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(c)	the Prospectus as of the date of the Underwriting Agreement or as of the date hereof contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

 Ex-A-3

EXHIBIT B

Form of In-House Opinion

1.   The Company has corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Time of Sale Prospectus and the Prospectus and to enter into and perform its obligations under the Underwriting Agreement.

2.   The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

3.   Each of the Company’s Significant Subsidiaries has been duly incorporated or formed and is validly existing as a corporation, limited liability company, partnership or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, and each has corporate, limited liability company, partnership or other power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Time of Sale Prospectus and the Prospectus; each Significant Subsidiary is duly qualified as a foreign corporation, limited liability company, partnership or other entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.   To my knowledge and other than as set forth in the Time of Sale Prospectus and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is subject which might reasonably be expected to result in a Material Adverse Effect or which is required to be disclosed in the Registration Statement.

5.   The Company and each Significant Subsidiary possess such valid and current certificates, authorizations, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where the failure to have or obtain such certificate, authorization, permit, license, approval, consent or other authorization would not individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any Significant Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, permit, license, approval, consent or other authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

 Ex-B-4